Exhibit 5.2

Consent of Independent Auditor

We consent to the reference to our firm under the caption “Interests of Experts” and to the incorporation by reference of our report dated April 8, 2021, with respect to the consolidated financial statements of Jerritt Canyon Canada Ltd. incorporated by reference in the Registration Statement (Form F-10) of First Majestic Silver Corp.

/s/ Ernst & Young LLP

Chartered Professional Accountants

Licensed Public Accountants

Toronto, Canada

May 5, 2021